EXHIBIT 2

              FORM OF PACIFICOR, LLC INVESTMENT ADVISORY AGREEMENT

                         INVESTMENT MANAGEMENT AGREEMENT

      This Agreement is entered into this 1st day of [ ] by and between [ ], a [ ] [ ] (the "Company"), and Pacificor, LLC, a Delaware limited liability company (the "Manager"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Confidential Offering Memorandum of the Company dated ________________ (the "Memorandum").

      WHEREAS, the Company desires to engage the Manager to manage the investment and reinvestment of the cash, securities and other properties comprising the assets of the Company; and

      WHEREAS, the Manager has agreed to provide such management services.

      NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.    Appointment of the Manager

      (a) The Company hereby appoints the Manager, and the Manager hereby accepts such appointment, as its agent and attorney-in-fact with respect to the management of the cash, securities and other properties comprising the assets of the Company (the "Assets"). The Manager shall have the authority, on behalf of and in the name of the Company, to invest and reinvest the Assets, at its discretion, provided that the Manager shall invest and reinvest the Assets in accordance with the objectives and strategies referenced in Paragraph (b) below.

      (b) All transactions authorized by this Agreement shall be made on behalf of and at the risk of the Company. The Manager shall not incur any liability for trading profits or losses resulting therefrom, provided the Manager would not otherwise be liable to the Company under the terms hereof. The Manager (i) agrees to act as the sole investment manager retained by the Company, and specifically, to exercise its discretion with respect to the Assets upon the terms and conditions, and for the purposes set forth in this Agreement, and (ii) shall have sole authority and responsibility for directing the investment and reinvestment of the Assets for the term of this Agreement pursuant to and in accordance with the Manager's best judgment in a manner that is permitted under the Articles of Association of the Company (the "Articles") and consistent with the objectives and strategies, as are described in the Memorandum, as each may be supplemented and modified from time to time. The Manager may, at its sole cost, engage sub-managers and consultants to assist it in the performance of its duties hereunder on such terms and conditions as it shall determine in its sole discretion, including, without limitation, the delegation of the powers and duties hereunder.

      (c) In furtherance, and not in limitation, of the foregoing, the Manager shall have the authority (except to the extent not permitted by the Articles, the Memorandum or applicable law) to:


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            1. invest and re-invest the Assets, and in connection therewith, to cause part or all of the Assets to be held in cash, and to purchase or otherwise acquire or sell, assign, negotiate, transfer, exchange or otherwise dispose of, or realize upon and trade in, on margin or otherwise, all forms of securities and other financial instruments of U.S. and non-U.S. issuers, including, without limitation of the generality thereof: listed and unlisted capital stock; preorganization certificates and subscriptions; shares of beneficial interests; partnership interests and similar financial instruments; bonds, notes, debentures (whether subordinated, convertible or otherwise); preferred stock, common stock, rights, units, certificates of beneficial interests, warrants, put and call options on equity securities, interests in real estate investment trusts; investment companies; currencies; commodities; interest rate, currency, commodity and equity derivative products, including, without limitation, (i) futures contracts (and options thereon) relating to currencies, stock indices, United States Government securities and securities of foreign governments, other financial instruments and all other commodities, (ii) swaps, options, warrants, rights, caps, puts, calls, collars, floors and forward rate agreements, (iii) spot and forward currency transactions, and (iv) agreements relating to or securing such transactions; equipment lease certificates; equipment trust certificates; loans and any participations therein; credit paper; accounts and notes receivable and payable held by trade or other creditors; trade acceptances; contract and other claims; executory contracts; participations therein; money market funds; mutual funds; commercial paper; certificates of deposit; bankers' acceptances; choses in action; trust receipts and other obligations; instruments or evidences of indebtedness of whatever kind or nature, whether or not publicly traded or readily marketable; in each case whether created or issued by U.S. or non-U.S. persons, firms, associations, corporations, partnerships, syndicates, combinations, trusts, organizations, governments, subdivisions thereof or any other entity (all such items being referred to herein collectively, as "Securities");

            2. purchase, hold, sell, exchange, transfer, mortgage, pledge, hypothecate and otherwise act to acquire and dispose of and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, Securities and other property or funds held or owned by the Company;

            3. invest the cash balances of the Company in any money market, cash or cash equivalent instruments it deems appropriate and reinvest any income earned thereon in accordance with the investment program of the Company;

            4. acquire a long position or a short position with respect to any Securities and to make purchases or sales increasing, decreasing or liquidating such positions or changing from a long position to a short position or from a short position to a long position, without any limitation as to the frequency of the fluctuation in such positions or as to the frequency of the changes in the nature of such positions;

            5. borrow or raise monies, on behalf of the Company, and, from time to time without limitation as to amount or manner and time of repayment, issue, accept, endorse and execute promissory notes, drafts, bills of exchange, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and secure the payment of such or other obligations by mortgage upon, granting a security interest in or pledge of, all or part of the property of the Company, whether at the time owned or thereafter acquired, to, among other things, (i) meet redemptions which would otherwise result in the premature liquidation of investments and (ii) enhance the Company's returns;

            6. open, maintain and close bank accounts and brokerage accounts in the name of the Company as a whole and draw checks or other orders for the payment of monies in respect thereof, subject to the supervision of the Board of Directors of the Company;

            7. do any and all acts on behalf of the Company, and exercise all rights of the Company, with respect to its interest in any person, firm, corporation or other entity, including, without limitation, the voting of shares, participation in arrangements with creditors, the institution and settlement or compromise of suits and administrative proceedings and other like or similar matters;


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            8. lend, with or without security, any of the Securities, funds or other property of the Company;

            9. organize one or more corporations formed to hold record title, as nominee for the Company, to Securities or funds attributable to the Company, subject to the approval of the Board of Directors;

            10. supply the administrator of, or other service providers to, the Company with such information and instructions as may be necessary to enable such person or persons to perform their duties in accordance with the applicable agreements;

            11. effect all necessary registrations with governmental and similar agencies in connection with the maintenance of the listing of any shares of the Company on any stock exchange;

            12. authorize any employee or other agent of the Manager or agent or employee of the Company to act for and on behalf of the Company in all matters incidental to the foregoing;

            13. engage personnel (whether part-time or full-time), attorneys and independent accountants, analysts, traders, or such other persons as the Manager may deem necessary or advisable;

            14. select brokers (without the obligation to solicit competitive bids or solicit the lowest available commission cost) to execute trades on the basis of best execution in consideration of such factors as determined by the Manager, including one or more of the following: the ability to achieve prompt and reliable execution at favorable prices; the operational efficiency with which transactions are effected; the financial strength, integrity and stability of the broker; the quality, comprehensiveness and frequency of available research and related services and products considered to be of value to the Company, the Manager and related accounts (which may include written information and analyses concerning specific securities, companies or sectors; market, financial and economic studies and forecasts; statistics and pricing services; discussions with research personnel; provision of hardware, software, data bases and other news, technical and telecommunications services and equipment utilized in the investment management process; special execution capabilities, order of call and the availability of stocks to borrow for short trades; referral of prospective investors to the Company; and the payment of a portion of the Company's or the Investment Manager's costs and expenses of operations); and the competitiveness of commission rates in comparison with other brokers satisfying the Manager's other selection criteria, notwithstanding that brokerage commissions paid to such broker may be in excess of the lowest rates available if the Manager determines in good faith that the amount of commissions charged by a broker is reasonable in relation to the value of the brokerage and products or services provided by such broker; and

            15. combine purchase or sale orders on behalf of the Company together with other accounts to which the Manager provides investment services or accounts of affiliates of the Manager (the "Other Accounts") and allocate the securities or other assets so purchased or sold, on an average price basis, among such accounts. The Manager may enter into arrangements with brokers to open "average price" accounts wherein orders placed during a trading day are placed on behalf of the Company and the Other Accounts and are allocated among such accounts using an average price.


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

2. Obligations of the Manager. In addition to the foregoing, the Manager shall have the following obligations with respect to its management of the Assets.

      (a) The Manager shall provide the Company or its designee, upon its request, with any information, documentation, report or other materials which it may reasonably request in connection with its obligations hereunder in order to enable the Company or its designee to ensure that the Manager is managing the Assets in accordance with its obligations hereunder.

      (b) The Manager shall provide the Company or its designee, upon reasonable notice and during normal business hours, with access to the Manager's place of business where its books and records are kept, upon its reasonable request, in order to enable the Company or its designee to verify the accuracy and completeness of, or to supplement as necessary, the data and information furnished by the Manager pursuant to this Agreement and to ensure the Manager's compliance with the terms of this Agreement, including but not limited to, its compliance with the objectives and strategies set forth in the Memorandum.

3. Obligations of the Company. The Company will provide to the Manager (i) all such reports, documents and information as the Manager shall reasonably request, including without limitation, financial statements, reports to shareholders and calculations of net asset value and (ii) all supplements and modifications to the Memorandum.

4. Compensation. As compensation for the management services to be provided hereunder, the Company shall pay the Manager the compensation set forth in Schedule A appended hereto, determined in accordance with the formulas identified on such Schedule.

5. Expenses of the Company. The Company shall bear full responsibility for all of its operating and other expenses, which shall include, but not be limited to:

      (a) fees and salaries of directors, officers and other employees;

      (b) fees and expenses of the administrator, transfer agent, registrar, custodian and sub-custodians;

      (c) professional fees and disbursements, including for legal, audit, tax and accounting;

      (d) payment of taxes, including any registration fees payable in [ ];

      (e) investment expenses (e.g., any expenses which the Manager determines to be related to the investment of Assets of the Company, such as any commissions and interest expense, clearing and settlement charges, costs of establishing subsidiary entities to help facilitate the making and settlement of certain investments, interest and commitment fees on debit balances or borrowings, and borrowing charges on securities sold short);

      (f) organization and conduct of all directors' and shareholders' meetings and the preparation and distribution of all of its shareholder reports and other communications with shareholders;

      (g) the calculation of the net asset value of the Company and any publication thereof;


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      (h) costs and expenses relating to the organization of the Company;

      (i) costs and expenses relating to issuing, transferring and redeeming shares of any class or series of capital stock of the Company and paying dividends or making other distributions thereon;

      (j) any stock exchange listing fees; and

      (k) costs and expenses of litigation or investigation involving activities of the Company.

6. Expenses of the Manager. The Manager will render the services set forth herein at its own expense, including, without limitation, the salaries of employees necessary for such services, the rent and utilities for the facilities provided, telephone lines and computer equipment. The Manager, in its discretion, may rely upon the advice of legal counsel to the Company in connection with the performance of its activities on behalf of the Company hereunder and the Company shall bear full responsibility therefore and the expense of any fees and disbursements arising therefrom.

7. Representations, Warranties, Covenants and Agreements of the Manager. The Manager hereby represents, warrants, covenants and agrees to and with the Company that:

      (a) It is an entity duly organized and validly existing under the laws of its jurisdiction of organization and is qualified to do business and is in good standing in each other jurisdiction in which the nature of conduct of its business requires such qualification and in which the failure to so qualify would materially adversely affect its ability to conduct its business activities.

      (b) It has full power and authority to perform its obligations under this Agreement.

      (c) This Agreement has been duly and validly authorized, executed and delivered on behalf of the Manager and is a valid and binding agreement of the Manager enforceable against the Manager in accordance with its terms.

      (d) None of the execution and delivery of this Agreement, the incurring of the obligations set forth in this Agreement and the performance of such obligations will violate, or constitute a breach of or default under, the governing instruments of the Manager or any agreement or instrument by which it is bound or any order or, to the best of the Manager's knowledge, rule, law or regulation applicable to the Manager of any court or any governmental body of administrative agency or self-regulatory authority having jurisdiction over the Manager.

      (e) There is not pending or, to the best of the Manager's knowledge, threatened, any action, suit or proceeding before or by any court or other governmental or self-regulatory authority to which the Manager is a party which might reasonably be expected to result in any material adverse change in the condition, financial or otherwise, of the Manager.

      (f) It will promptly notify the Company of any material changes in any of the foregoing representations and warranties.

8. Representations, Warranties, Covenants and Agreements of the Company. The Company hereby represents, warrants, covenants and agrees to and with the Manager that:


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      (a) It is a corporation duly organized and validly existing under the laws of [ ] and is qualified to do business and is in good standing in each other jurisdiction in which the nature or conduct of its business requires such qualification and in which the failure to so qualify would materially adversely affect its ability to conduct its business activities.

      (b) It has full corporate power and authority to perform its obligations under this Agreement.

      (c) This Agreement has been duly and validly authorized, executed and delivered on behalf of the Company and is a valid and binding agreement of the Company enforceable in accordance with its terms.

      (d) None of the execution and delivery of this Agreement, the incurring of the obligations set forth in this Agreement and the performance of such obligations will violate, or constitute a breach of or default under the governing instruments of the Company or any agreement or instrument by which it is bound or any order or, to the best of the Company's knowledge, rule, law or regulation applicable to the Company of any court or any governmental body of administrative agency or self-regulatory authority having jurisdiction over the Company.

      (e) There is not pending or, to the best of the Company's knowledge, threatened, any action, suit or proceeding before or by any court or other governmental or self-regulatory authority to which the Company is a party which might reasonably be expected to result in any material adverse change in the condition, financial or otherwise, of the Company.

      (f) It will promptly notify the Manager of any material changes in any of the foregoing representations and warranties.

9. Exculpation; Indemnification.

      (a) None of the Manager, its affiliates nor any of their respective officers, shareholders, partners, directors, trustees, members, managers, affiliates, employees or agents (collectively, "Affiliates") or the legal representatives of any of them shall be liable to the Company for, and the Company will indemnify such persons with respect to, any cost or expense arising from mistakes of judgment or any action or inaction that the person reasonably believes to be in the best interest of the Company or for any losses due to such mistakes, action or inaction or to the gross negligence, dishonesty or bad faith, of any employee, broker or other agent of the Manager, provided that such employee, broker or agent was selected, engaged or retained by the Manager with reasonable care. The Manager and each Affiliate may consult with counsel and accountants in respect of Company affairs and be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel or accountants, provided that they shall have been selected without negligence.

      (b) The Company shall indemnify and hold harmless the Manager, each Affiliate and the legal representatives of any of them (each, an "Indemnified Party"), from and against any loss or expense suffered or sustained by an Indemnified Party by reason of the fact that she, he or it is or was an Indemnified Party, including, without limitation, any judgment, settlement, reasonable attorney's fees and other costs or expenses incurred in connection with the defense of any actual or threatened action or proceeding (collectively, "Losses"), provided that such Losses did not result from the gross negligence, willful misfeasance or bad faith of an Indemnified Party as finally determined by a court of competent jurisdiction and, in the case of criminal proceedings, the Indemnified Party had no reasonable cause to believe its actions were unlawful. The Company shall advance to any Indemnified Party reasonable attorney's fees and other costs and expenses incurred in connection with the defense of any action or proceeding that arises out of such conduct. In the event that such an advance is made by the Company, the Indemnified Party shall agree (or, if a party hereto, hereby agrees) to reimburse the Company of such fees, costs and expenses to the extent that it shall be determined that it was not entitled to indemnification under this Section 9(b).


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      (c) Notwithstanding the foregoing subsections (a) and (b), to the extent applicable, certain securities laws impose liabilities under certain circumstances on persons who act in good faith, and, therefore nothing herein shall in any way constitute a waiver or limitation of any rights which either party hereto may have under such securities laws.

10. Term and Termination. This Agreement will continue in effect until such time, if any, as (i) the Manager resigns by providing the Company with ninety
(90) days written notice or (ii) this Agreement is terminated by the vote of the holders of all of the Shares entitled to vote thereon. Upon the effectiveness of such termination, (i) the Manager shall follow the reasonable instructions of the Company with respect to the Assets and (ii) the Manager shall be entitled to receive all fees and other monies accrued as of such date.

11. Status of the Manager. It is understood and agreed that the Manager shall be deemed to be an independent contractor of the Company and, except as specifically provided in this Agreement, that the Manager shall not have authority to act for or represent the Company in any way and shall not otherwise be deemed to be an agent of the Company. Nothing contained herein shall create or constitute the Manager and the Company as members of any partnership, joint venture, association, syndicate, unincorporated business, or other separate entity, nor shall be deemed to confer on any of them any express, implied, or apparent authority to incur any obligation or liability on behalf of any other such entity.

12. Management of Other Accounts. The Manager and its affiliates, including the principals thereof, may render advisory services to, and manage the accounts of, other accounts, and may utilize the same or different systems, strategies, policies and guidelines in connection therewith, provided that the rendering of such advisory or management services does not materially adversely affect the ability of the Manager to fulfill its obligations hereunder. The Manager agrees to devote such of its time and activity during normal business hours as it, in its sole discretion, shall deem necessary for the accomplishment of its duties hereunder. Nothing herein shall require the Manager to devote full time to its duties hereunder. Nothing shall preclude the Manager or its affiliates from acting, consistent with the foregoing, as director, officer or employee of any corporation, a trustee of any trust, a partner of any partnership, or an administrative official of any business entity, and from receiving compensation for services with respect to, or participating in profits derived from, the investments of any such corporation, trust, partnership or other business entity, or from investing in any investment medium for its own account.

13. Use of Name. The Company acknowledges that it has adopted its name with the permission of the Manager and the Manager hereby consents to the non-exclusive use by the Company of the name [ ] and [ ] only for so long as the Manager serves as investment manager of the Company. The Company agrees to indemnify and hold harmless the Manager and its affiliates from and against any and all costs, losses, claims damages or liabilities, including attorney's fees and expenses, which may arise out of the Company's use or misuse of such names.

14. Notices. All notices required to be delivered under this Agreement shall be in writing, shall be effective upon receipt and shall be delivered personally or sent by courier or telecopier as follows (or to such other address as designated in writing from one party to another):


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         If to the Company to:



         If to the Manager to:

               Pacificor, LLC
               740 State Street
               Suite 202
               Santa Barbara, CA 93101
               Attn:

15. No Assignment; Amendment. No party hereto may assign any of its rights hereunder without the prior written consent of the other party hereto. This Agreement shall not be construed to confer any benefit on any person other than the parties hereto and their respective successors and assigns. This Agreement shall not be amended or modified except by the written agreement of the parties hereto.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, U.S.A., without reference to the conflict of laws provisions thereof.

17. Entire Agreement; Counterparts. This Agreement sets forth the entire agreement of the parties relating to the subject matter hereof except as otherwise set forth herein and supercedes all prior agreements respecting the subject matter hereof. This Agreement may be executed in one or more counterparts, but all of which, when taken together, constitute one and the same document.

18. Survival. The provisions of Sections 2, 3, 4, 5, 6, 7, 8, 9, 13, 14, 16 and 18 hereof shall survive the termination of this Agreement.

19. Severability; Waiver. If any provisions of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement shall continue in full force and effect. No failure or delay on the party or any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercising or any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.


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      IN WITNESS WHEREOF, this Agreement has been executed for an on behalf of the undersigned as of the day and year first above written.


[ ]


By: _______________________________
    Name:
    Title:


PACIFICOR, LLC


By: _____________________________
    Name:
    Title:


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